EXHIBIT M-1


Date:             25 January 2000                            LOGO

Our Ref:          FBS/ted

Your Ref:



Mr. Sheldon             Fiona B. Smith    The National Grid  National Grid House
Whitehouse              Company           Group plc          Kirby Corner Road
Attorney General of     Secretary &                          Coventry
   Rhode Island         General Counsel                      CV4 BJY
150 South Main Street
Providence                                                   DX 709280
Rhode Island  02903                                          Coventry 10
                                                             Tel 01203 423575
                                                             Fax 01203 423577
                                                             CTN 484 3575


Dear Attorney General Whitehouse

It has come to my attention that you have raised certain concerns regarding the potential disposition of real estate in Rhode Island currently owned by The Narragansett Electric Company. In particular, as it has been explained to me, you are concerned that once Narragansett's parent company (NEES) is owned by a non-domestic corporation the links between Narragansett Electric and the local community might change and that decisions about the disposition of real estate might be made by a management team removed from the local consequences of such decisions.

I want to assure you that we at National Grid value the management team at NEES and the strongly positive relationship we understand they enjoy with both their customers and appointed and elected governmental officials, such as yourself, that exercise jurisdiction over their rates and operations.

Specifically, I wish to assure you on behalf of National Grid Group that decisions about the disposition of Rhode Island real estate including Rome Point will continue to be made by the local Narragansett Electric and NEES team, not remotely by National Grid. Further, I believe you can expect the same degree of environmental stewardship and corporate citizenship from Narragansett and its affiliates that you have seen in the past to continue.

Your sincerely

Fiona B. Smith



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